Exhibit 10.15

THE ISSUANCE AND SALE OF THIS NOTE AND THE UNDERLYING SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE BORROWER.

Principal Amount: $_______	Issuance Date: ________, 2020

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, AGRIFY CORPORATION, a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay to the order of ____________________ (the “Holder”), without demand, the sum of _______________________ Dollars ($_________), with interest accruing as stated below, on the Maturity Date (as defined below).

This convertible promissory note (this “Note”) has been entered into pursuant to the terms of a note and warrant purchase agreement (the “Purchase Agreement”) dated as of _________, 2020 by and among the Borrower, the Holder and certain other holders (the “Other Holders”) of convertible promissory notes (the “Other Notes”) for an aggregate principal amount of up to $10,000,000. Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Purchase Agreement. The following terms shall apply to this Note:

ARTICLE I

MATURITY DATE; INTEREST PAYMENTS; CONVERSION

1.1 Maturity Date.

(a) The initial maturity date of this Note shall be one year from the issuance date first set forth above, provided however, the Borrower may in its sole discretion extend the initial maturity date of this Note for an additional one year (the “Maturity Date Extension”) in the event that the Borrower has not repaid in full the principal amount and accrued interest evidenced by this Note by the initial maturity date (the initial maturity date, or such date as extended, is hereinafter referred to as the “Maturity Date”). In the event the Borrower determines to effectuate the Maturity Date Extension, the Borrower shall provide written notice to the Holder and issue to the Holder additional Warrants in accordance with the terms of the Purchase Agreement. Notwithstanding anything contained in this Section 1.1 to the contrary, in the event of a Public Transaction (as defined below) during the term of this Note, the Maturity Date shall be the date of the consummation of the Public Transaction. For purposes of this Note, a “Public Transaction” shall mean: (i) the Borrower (a) becoming a reporting issuer in the United States through either the filing of a prospectus or registration statement or a merger, business combination or similar transaction with an existing reporting issuer, and (b) the common stock of the Borrower (the “Common Stock”) or other reporting issuer resulting from such a transaction is listed for trading on NASDAQ, NYSE, NYSE American or similar nationally recognized stock exchange (a “National Exchange”), or (ii) upon the consummation of an underwritten public offering of the Common Stock and the Common Stock is listed on a National Exchange.

1.2 Interest Payments. Solely in the event the Borrower determines to effectuate the Maturity Date Extension, the outstanding principal balance of this Note shall bear interest, in arrears accruing as of the issuance date of this Note, at a rate per annum equal to eight percent (8%). Interest shall be computed on the basis of a 360-day year of twelve (12) 30-day months and shall be payable on the Maturity Date, as extended.

1.3 Conversion of Principal and Interest upon Public Transaction. Immediately prior to the consummation of a Public Transaction, the outstanding principal amount of this Note together with all accrued and unpaid interest hereunder shall convert, at the option of the Borrower or the Holder, into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the outstanding principal amount of this Note together with all accrued and unpaid interest hereunder immediately prior to such Public Transaction divided by (ii) the Conversion Price. The “Conversion Price” shall mean a price equal to the quotient of (i) the lesser of (x) $70 million and (y) 70% of the aggregate valuation of the Borrower on the Conversion Date as determined in good faith by the Borrower’s board of directors divided by (ii) the number of total outstanding shares of Common Stock immediately prior to the consummation of the Public Transaction. For the purposes of this Section 1.3, all shares of Common Stock issuable upon conversion of this Note and the Other Notes (each at an assumed conversion price per share of $7.43, subject to adjustment pursuant to the terms thereof), all outstanding shares of Series A convertible preferred stock of the Borrower (at an assumed conversion price per share of $7.43, subject to adjustment pursuant to the terms thereof), and the exercise and/or conversion of any other outstanding convertible securities and options shall be deemed to be outstanding.

1.4 Pari Passu. All payments made on this Note and the Other Notes and except as otherwise set forth herein all actions taken by the Borrower with respect to this Note and the Other Notes, shall be made and taken pari passu with respect to this Note and the Other Notes.

1.5 Miscellaneous. Principal on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim. Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.

2

1.6 Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(a) Adjustments for Stock Splits and Combinations. If the Borrower shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Borrower shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 3.4(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(b) Adjustments for Certain Dividends and Distributions. If the Borrower shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(c) Adjustment for Other Dividends and Distributions. If the Borrower shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Borrower which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 1.5(c) with respect to the rights of the holders of this Note and the Other Notes; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(d) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 1.5(a), (b) or (c), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

3

ARTICLE II

EVENTS OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

2.1 Failure to Pay Principal. The Borrower fails to pay any installment of principal or interest under this Note within ten (10) business days after such amounts are due.

2.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of the Purchase Agreement, Transaction Documents or this Note, except for a breach of payment, in any material respect and such breach, if subject to cure, continues for a period of thirty (30) days after written notice to the Borrower from the Holder.

2.3 Breach of Representations and Warranties. The Borrower is advised by written notice from the Holder that a material representation or warranty of the Borrower made herein or in the Purchase Agreement was false or misleading in any material respect as of the date made and the Closing Date.

2.4 Liquidation. Any dissolution, liquidation or winding up by Borrower or a Subsidiary of a substantial portion of their business.

2.5 Cessation of Operations. Any cessation of operations by Borrower or a Subsidiary.

2.6 Bankruptcy.

(a) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(b) An involuntary petition is filed against Borrower under any bankruptcy statute now or hereafter in effect, and such petition is not dismissed or discharged within 60 days, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower.

4

ARTICLE III

MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2 Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the terms of the Purchase Agreement.

3.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note may be amended, modified or terminated only by a written instrument executed by the Borrower and the Holders holding a majority of the aggregate principal amount of this Note and the Other Notes, taken as a whole.

3.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign its obligations under this Note.

3.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

3.6 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

5

IN WITNESS WHEREOF, Borrower has caused this Convertible Promissory Note to be signed in its name by an authorized officer as of the date first above written.

AGRIFY CORPORATION

By:
Name:	Raymond Chang
Title:	Chief Executive Officer

6